Exhibit 10.34.2

AMENDMENT TO THE

GENWORTH FINANCIAL, INC.

AMENDED AND RESTATED 2005 CHANGE IN CONTROL PLAN

THIS AMENDMENT (this “Amendment”) to the Genworth Financial, Inc. Amended and Restated 2005 Change in Control Plan (the “Plan”) is made this 5th day of December, 2012.

The Management Development and Compensation Committee of the Board of Directors of Genworth Financial, Inc. (the “Corporation”) has determined that it is in the best interests of the Corporation and its stockholders to amend the Plan to add protective language relating to the timing of a release of claims, based on recent IRS interpretations of Code Section 409A relating to deferred compensation arrangements.

1. The Plan is hereby amended by deleting the first sentence of the last paragraph of Section 3(a) and replacing it with the following:

“Subject to Section 11 of this Plan, Basic Severance Benefits described in paragraphs (i) through (iv) above shall be paid within ten (10) business days (or at such earlier time as required by applicable law) following the Participant’s termination of employment in accordance with the provisions of this Section 3(a), provided, however, that if such period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year.”

Except as expressly amended hereby, the terms of the Plan shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.